Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

KBW, Inc. Announces First Quarter 2011 Results and Declares Quarterly Cash Dividend

New York, NY – April 28, 2011 – KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, today announced revenues of $95.2 million and net income of $4.6 million, or $0.13 per diluted share, for the quarter ended March 31, 2011. This compares with total revenues of $133.3 million and non-GAAP operating net income of $13.1 million, or $0.36 per diluted share, for the first quarter of 2010 and total revenues of $97.1 million and non-GAAP operating net income of $3.6 million, or $0.10 per diluted share, for the fourth quarter of 2010.  See “Non-GAAP Financial Measures” below for a reconciliation of our non-GAAP operating results to our GAAP results. GAAP net income for the first quarter of 2010 was $11.6 million, or $0.32 per diluted share.  GAAP net income for the fourth quarter of 2010 was $3.0 million, or ($0.01) per diluted share.

John G. Duffy, Chairman and Chief Executive Officer, said “The last few months have been dominated by geo-political developments and natural disasters that dampened investor confidence but did not alter trends we have seen develop in recent quarters.  U.S. banks continued to rebuild balance sheets, repay TARP and reinstitute or increase cash dividends.  Our sales and trading results improved over the preceding quarter and we participated in several equity raises in the U.S. and Europe.  We are hopeful that liquidity in the markets will continue to improve and believe the need for additional capital in the financial services sector together with bank consolidation will continue to be the themes going forward.”

Highlights for the quarter ended March 31, 2011 include:

•
Investment banking revenue was $37.6 million compared with $70.0 million for the first quarter of 2010, which included record equity capital markets revenue.  Investment banking revenue decreased $1.7 million, or 4.4%, compared with the fourth quarter of 2010 on lower M&A and advisory fees.

•
Commissions revenue was $34.4 million compared with $35.4 million for the first quarter of 2010, a decrease of $1.0 million, or 2.8%.  Commissions revenue remained relatively unchanged compared with the fourth quarter of 2010.

•
Principal transactions revenue was $17.3 million compared with $19.0 million for the first quarter of 2010, a decrease of $1.7 million, or 9.0%, primarily due to lower trading gains.  Compared with the fourth quarter of 2010, principal transactions revenue increased $2.4 million, or 16.1%, primarily due to higher fixed income revenue.

•
The  compensation ratio was 59.5% compared with non-GAAP operating compensation ratios (GAAP compensation and benefits expense adjusted for the 2006 initial public offering restricted stock awards amortization as a percentage of total revenues) of 59.5% for the first quarter of 2010 and 61.5% for the fourth quarter of 2010.  Compensation and benefits expense was $56.6 million compared with non-GAAP operating compensation and benefits expense of $79.3 million for the first quarter of 2010, a decrease of $22.7 million, or 28.6%, and non-GAAP operating compensation and benefits expense of $59.7 million for the fourth quarter of 2010, a decrease of $3.1 million, or 5.2%.  The GAAP compensation ratio was 61.4% for the first quarter of 2010 and 62.6% for the fourth quarter of 2010. GAAP compensation and benefits expense was $81.9 million for the first quarter of 2010 and $60.8 million for the fourth quarter of 2010.

•	Non-compensation expenses of $30.8 million were down slightly from the first quarter of 2010 and remained relatively unchanged from the fourth quarter of 2010.

•	As of March 31, 2011, preliminary stockholders’ equity, which was all tangible, amounted to $454.2 million and preliminary book value per share was $14.16.

Capital Management and Other Matters

The Company also announced today that its board of directors has declared a cash dividend with respect to the first quarter in an amount equal to $0.05 per share of its outstanding common stock.  The dividend is payable on June 15, 2011 to shareholders of record on June 3, 2011.

During the first quarter of 2011, 505,700 shares of the Company’s common stock were repurchased and retired pursuant to a stock repurchase program authorized by the board of directors in July 2010. The average price per share repurchased was $25.59, or $12.9 million in the aggregate. The Company has $51.8 million remaining of the total repurchase amount authorized under the program.

KBW, Inc. expects to file its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission on or about May 10, 2011.

About KBW

KBW, Inc. through its subsidiaries Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited, Keefe, Bruyette & Woods Asia Limited and KBW Asset Management, Inc. is a full service investment bank specializing in the financial services industry.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements.  In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our most recently filed annual report on Form 10-K  and our subsequently filed quarterly reports on Form 10-Q, which are available at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

KBW, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share information)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Revenues:
Investment banking	$37,648	$39,380	$69,962
Commissions	34,429	33,859	35,404
Principal transactions, net	17,340	14,939	19,047
Interest and dividend income	3,204	3,387	2,884
Investment advisory fees	284	1,771	294
Other	2,278	3,791	5,719

Total revenues	95,183	97,127	133,310

Expenses:
Compensation and benefits	56,634	60,823	81,878
Occupancy and equipment	5,659	5,643	5,612
Communications and data processing	8,695	8,439	7,656
Brokerage and clearance	4,916	4,567	5,086
Business development	4,624	4,405	3,460
Professional services	3,702	3,215	7,061
Interest	309	339	258
Other	2,852	3,989	1,989
Non-compensation expenses	30,757	30,597	31,122
Total expenses	87,391	91,420	113,000
Income before income taxes	7,792	5,707	20,310
Income tax expense	3,151	2,679	8,689
Net income	$4,641	$3,028	$11,621

Earnings per share:
Basic	$0.13	$(0.01)	$0.32
Diluted	$0.13	$(0.01)	$0.32

Dividends declared per share:
Quarterly	$0.05	$0.05	$-
Special	$-	$1.00	$-

Weighted average number of common
shares outstanding:
Basic	33,122,382	32,577,549	32,240,838
Diluted	33,122,382	32,577,549	32,240,838

Non-GAAP Financial Measures

We have reported in this press release our compensation and benefits expense, compensation ratio, net income and diluted earnings per share on a non-GAAP basis (“Non-GAAP Financial Measures”) for the three months ended December 31, 2010 and March 31, 2010.  Each of the Non-GAAP Financial Measures excluded compensation and benefits expense related to the amortization of IPO restricted stock awards, which were granted in November 2006 and fully vested in November 2010.  While we have granted restricted stock awards and other share-based compensation in connection with our regular compensation of employees and new hires, we do not expect to make any such substantial grants to employees as we did when we granted the restricted stock awards in connection with our IPO. The non-GAAP diluted earnings per share computation for the three months ended December 31, 2010 excludes the impact of the $1.00 special dividend declared in December 2010.

Our management utilized non-GAAP calculations in understanding and analyzing our financial results.  Specifically, our management believes that these Non-GAAP Financial Measures provided useful information by excluding the compensation and benefits expense related to the amortization of the IPO restricted stock awards and excluding the impact of the $1.00 special dividend declared in December 2010 in the computation of non-GAAP diluted earnings per share, which may not be indicative of our core operating results and business outlook. Our management believes that these Non-GAAP Financial Measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods. Such periods did not and likely will not include substantial grants of restricted stock awards to employees such as the Company-wide IPO restricted stock awards or a substantial special dividend. We also believe presenting non-GAAP diluted earnings per share, exclusive of the special dividend declared better reflects an allocation of income based on income generation under GAAP.  Our reference to these Non-GAAP Financial Measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These Non-GAAP Financial Measures are provided to enhance investors’ overall understanding of our current financial performance.

A limitation of utilizing these Non-GAAP Financial Measures is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes that our GAAP measures of compensation and benefits expense, compensation ratio, net income and diluted earnings per share and the same respective Non-GAAP Financial Measures of our financial performance should be considered together.

The following provides details with respect to reconciling compensation and benefits expense, compensation ratio, net income and diluted earnings per share on a GAAP basis for the three months ended December 31, 2010 and March 31, 2010 to the aforementioned captions on a non-GAAP basis.

	Three Months Ended
	December 31, 2010	March 31, 2010

Compensation and benefits expense:
Compensation and benefits expense - GAAP basis	$60,823	$81,878
Adjustment to exclude amortization expense of the IPO awards (a)	(1,107)	(2,558)
Non-GAAP operating compensation and benefits expense (b)	$59,716	$79,320

Compensation ratio (c):
Compensation ratio - GAAP basis	62.6%	61.4%
Non-GAAP operating compensation ratio (b)	61.5%	59.5%

Net income:
Net income - GAAP basis	$3,028	$11,621
Adjustment to exclude amortization expense of the IPO awards,
net of tax benefit (a)	588	1,464
Non-GAAP operating net income (b)	$3,616	$13,085

Diluted earnings per share:
Diluted earnings per share - GAAP basis	$(0.01)	$0.32
Adjustment to exclude amortization expense of the IPO awards,
net of tax benefit (a)	0.02	0.04
Adjustment to exclude $1.00 special dividend (d)	0.09	-
Non-GAAP operating diluted earnings per share (b)	$0.10	$0.36

(a)
The adjustment represents the exclusion of the compensation expense related to the amortization of the IPO restricted stock awards, which were granted to employees in November 2006 and fully vested in November 2010.

(b)	A non-GAAP financial measure that management believes provides the most meaningful comparison between historical, present and future periods.
(c)	The compensation ratio was calculated by dividing compensation and benefits expense by total revenues for each respective period.
(d)
GAAP diluted earnings per common share for the three months ended December 31, 2010 resulted from the accounting treatment of dividends declared during the quarter which exceeded net income.  Under GAAP, the excess of dividends declared over net income is allocated entirely to common shares outstanding resulting in a diluted earnings per share of $(0.01).  The non-GAAP diluted earnings per share computation for the three months ended December 31, 2010 excludes the impact of the $1.00 special dividend declared in December 2010 from undistributed income.

Further information regarding these Non-GAAP Financial Measures is included in our annual report on Form 10-K, which, upon filing, is available to the public at the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov and at our website at http://www.kbw.com. You may also read and copy this report at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Contacts

Investors:
KBW Investor Relations
Alan Oshiki, 866-529-2339
or
Media:
Intermarket Communications
Neil Shapiro, 212-754-5423

Source: KBW, Inc.